UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Allied Healthcare International Inc.

(Name of Registrant as Specified In Its Charter)

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These Definitive Additional Materials on Schedule 14A are being filed pursuant to a memorandum of understanding regarding the settlement of certain litigation relating to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 28, 2011, by and among Allied Healthcare International Inc. (the “Company”), Saga Group Limited, a corporation organized under the laws of England and Wales (“Parent”) and AHL Acquisition Corp., a New York corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”), providing for the merger (the “Merger”) of Acquisition Sub with and into the Company.
As previously disclosed on pages 46-47 of the Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission (the “SEC”) by the Company on September 21, 2011 (the “Definitive Proxy Statement”), five substantially similar putative class action complaints were filed in the Supreme Court of the State of New York for the County of New York naming the Company, the members of the Company’s board of directors, Saga, and Acquisition Sub as defendants. The complaints alleged that the members of the board of directors breached their fiduciary duties in negotiating and approving the merger agreement and in particular alleged that the merger consideration negotiated under the merger agreement is inadequate; that certain of the defendants have improper conflicts of interest by reason of the retention agreements with the Company’s executive officers; and that the terms of the merger agreement improperly impose deal protection devices that will preclude competing offers. The complaints further alleged that the Company, Saga, and Acquisition Sub aided and abetted the members of the board in their alleged breaches of fiduciary duties. On August 31, 2011, amended complaints were filed in four of the cases. In the amended complaints the claims, relief sought, and defendants remained the same, but after having reviewed the preliminary proxy statement filed by the Company, the plaintiffs added details regarding information that they allege should be disclosed to Company shareholders for them to make a fully informed decision whether to vote in support of the proposed transaction. On September 2, 2011, the court consolidated all of the cases identified above into one action identified as In Re Allied Healthcare International Inc. Shareholder Litigation, Index No. 652188/2011 (the “Action”).
On October 12, 2011, the defendants entered into a memorandum of understanding (“MOU”) with the plaintiffs providing for the settlement of all claims in the Action. Under the MOU, and subject to court approval and such confirmatory discovery as the parties may agree or as shall be ordered by the court, and definitive documentation, the plaintiffs and the putative class settle and release, against the named defendants and their affiliates and agents, all claims in the Action and any potential claim related to (i) the Merger and/or the Merger Agreement, or any amendment thereto; (ii) the adequacy of the consideration to be paid to the Company’s shareholders in connection with the Merger; (iii) the fiduciary obligations of any of the defendants or other released parties in connection with Merger and/or the Merger Agreement, or any amendment thereto; (iv) the negotiations in connection and process leading to the Merger and/or the Merger Agreement, or any amendment thereto; and (v) the disclosures or disclosure obligations of any of the defendants or other released parties in connection with the Merger and/or the Merger Agreement.

While the Company believes that no supplemental disclosure is required under applicable laws, in order to avoid the risk of the putative stockholder class actions delaying or adversely affecting the Merger and to minimize the expense of defending such actions, the Company has agreed, pursuant to the terms of the MOU, to make certain supplemental disclosures related to the proposed Merger, all of which are set forth below. Subject to completion of certain confirmatory discovery, the MOU contemplates that the parties will enter into a stipulation of settlement. The stipulation of settlement will be subject to customary conditions, including court approval following notice to the Company’s stockholders. In the event that the parties enter into a stipulation of settlement, a hearing will be scheduled at which the Supreme Court of New York will consider the fairness, reasonableness, and adequacy of the settlement. If the settlement is finally approved by the court, it will resolve and release all claims in all actions that were or could have been brought challenging any aspect of the proposed Merger, the Merger Agreement, and any disclosure made in connection therewith, pursuant to terms that will be disclosed to stockholders prior to final approval of the settlement. In addition, in connection with the settlement, the parties contemplate that plaintiffs’ counsel will file a petition in the Supreme Court of New York for an award of attorneys’ fees and expenses to be paid by the Company or its successor. The settlement, including the payment by the Company or any successor thereto of any such attorneys’ fees, is also contingent upon, among other things, the Merger becoming effective under New York law. There can be no assurance that the Supreme Court of New York will approve the settlement contemplated by the MOU. In the event that the settlement is not approved and such conditions are not satisfied, the defendants will continue to vigorously defend against the allegations in the Action.
SUPPLEMENT TO DEFINITIVE PROXY STATEMENT
In connection with the settlement of the shareholder lawsuit as described in these Definitive Additional Materials on Schedule 14A, the Company has agreed to make these supplemental disclosures to the Definitive Proxy Statement. This supplemental information should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety. Defined terms used but not defined herein have the meanings set forth in the Definitive Proxy Statement.
The Merger—Background of the Merger
The following disclosure supplements the disclosure on page 19 of the Definitive Proxy Statement concerning the Background of the Merger.
Sandy Young, our CEO, and Paul Weston, our CFO, were in attendance at each of the management meetings with 16 interested financial buyers between July 28, 2010 and August 26, 2010. The financial buyers who were chosen to meet with management were identified, with Oppenheimer’s guidance, on the strength of their initial indications of interest. Management did not meet with certain financial buyers who had submitted indications of interest on the low end of the responses.
The following disclosure supplements the disclosure on page 19 of the Definitive Proxy Statement concerning the Background of the Merger.
Prior to 2010, the Company and Nestor had from time to time engaged in informal discussions and contacts to explore the possibility of a business combination between the Company and Nestor. These preliminary discussions, however, never resulted in any formal steps to pursue a transaction and never led to any definitive proposals.

The following disclosure supplements the disclosure on page 21 of the Definitive Proxy Statement concerning the Background of the Merger.
The Board’s decision to engage the VDD (Vendor Due Diligence) Provider to prepare the VDD Report was intended to preserve competitive tension among the remaining potential bidders and to keep the most promising potential bidders engaged in the process. Many of the financial bidders had expressed concern over the cost of incurring the expense of a detailed and separate due diligence exercise when they also had doubts as to the number of potential buyers they were competing against and their prospects for being the successful bidder. Financial Bidder B had also asked the Board to reimburse it for the due diligence costs it would incur. The Board declined this request to reimburse expenses of a specific bidder, but determined to pay for the VDD Report which could be provided to bidders generally to supplement their other due diligence efforts. The Board understood that providing a report in the nature of the VDD Report was a customary practice in the UK market and that it was the most efficient means to keep Financial Bidders B and F engaged.
The Board chose the VDD Provider to prepare the VDD Report based on its position as a prominent international accounting firm and its professional reputation in the UK and globally. The Board considered potential conflicts that might arise through the choice of the accounting firm as the VDD Provider, both because of a past engagement with the Company and because of the VDD Provider’s engagement as the financial advisor to Financial Bidder F. The Board determined that the VDD Provider’s internal screening procedures, with which it was familiar, were adequate to address any potential conflicts of interest. The Board determined that the cost estimate of the VDD Provider in comparison to other potential providers and the efficiencies it offered, as well as its industry knowledge and familiarity with the competitive landscape, made the VDD Provider the most appropriate choice to provide this service.
The following disclosure supplements the disclosure on page 22 of the Definitive Proxy Statement concerning the Background of the Merger.
The Board’s decision initially to provide the VDD Report only to Financial Bidders B and F was based on its view that they represented the most serious of the financial bidders remaining at the time. The Board determined that the report could later be provided to other bidders who demonstrated that they were prepared to re-engage fully in the process.
The following disclosure supplements the disclosure on page 27 of the Definitive Proxy Statement concerning the Background of the Merger.
In considering the unsolicited proposal by Strategic Bidder B, the Board took into account the lengthy and comprehensive process that had already been undertaken, the due diligence conditions in Strategic Bidder B’s bid letter, and the Board’s and Oppenheimer’s concerns about Strategic Bidder B’s ability to finance an acquisition of the Company. The Board determined based on all of these factors that the letter from Strategic Bidder B was not reasonably likely to lead to an alternative proposal that was superior, from a financial point of view, to the shareholders of the Company, within the meaning of the Company’s exclusivity agreement with Saga.

The following disclosure supplements the disclosure on page 30 of the Definitive Proxy Statement concerning the Recommendation of Our Board of Directors and the Reasons for the Merger.
Our Board also considered, in consultation with Oppenheimer in its role as financial advisor, the acquisition by Saga of Nestor that had been announced in December 2010, and the fact that the ratio of the total enterprise value paid to the last twelve month EBITDA in the Nestor transaction (approximately 11.0x) was higher than the comparable ratio implied by the per share merger consideration (7.8x) in the Merger. The Board recognized that Saga’s acquisition of Nestor was its first material acquisition in the home health and social care industry, and that the multiple it paid in the Nestor transaction may have reflected a strategic value to Saga that may not be obtainable by a target in a later acquisition, particularly in light of the Board’s awareness that comparable multiples from other transactions in the industry were lower than the price paid by Saga for Nestor.
The Merger—Opinion of Oppenheimer & Co. Inc.
The following disclosure supplements the discussion at page 33 of the Definitive Proxy Statement in the first paragraph of the Selected Companies Analysis in the Opinion of Oppenheimer & Co. Inc.
Despite being subject to a different regulatory scheme than the Company, Oppenheimer deemed these U.S. companies to be comparable as there are similar macro market drivers in the U.S. and U.K. including similar aging demographics and government-supported care for the sick and elderly.
The following disclosure supplements the discussion at page 33 of the Definitive Proxy Statement after the second paragraph of the Selected Companies Analysis in the Opinion of Oppenheimer & Co. Inc.
In its analysis of comparable publicly traded companies, Oppenheimer separated the presentation of the analysis of U.S. companies and U.K. companies. Despite differing regulatory regimes, Oppenheimer believed that including U.S. comparable companies in its analysis was relevant as the businesses of the U.S. selected companies are similar to that of the Company and because the Company is publicly traded in the United States. However, in addition to the difference in the markets as identified above, because there were five U.S. comparable selected companies and only two U.K. comparable selected companies, in order to avoid overweighing the U.S. companies Oppenheimer looked at the comparable companies analysis separately between the U.S. and the U.K.

The following disclosure supplements the discussion at page 34 of the Definitive Proxy Statement concerning the Selected Companies Analysis in the Opinion of Oppenheimer & Co. Inc.
The observed Enterprise Value / EBITDA Metrics for the U.S. and U.K. comparable companies were, as of July 27, 2011:

	EV / EBITDA
U.S.	LTM	2011E	2012E
Gentiva Health Services (1)	6.1x	6.2x	6.4x
Amedisys Inc. (2)	4.4	4.5	4.2
LHC Group	4.5	5.3	4.7
Almost Family Inc.	3.5	3.9	3.9
Addus HomeCare Corp.	6.2	6.2	5.6

U.K.
CareTech Holdings	8.1	8.1	7.7
Mears Group	8.1	6.4	5.9
Source: Filings and press releases of selected companies. Estimates per selected Wall Street research.

(1)	Pro-Forma for acquisition of Odyssey Healthcare.

(2)	Pro-Forma for acquisition of Beacon Hospice.
The following disclosure supplements the discussion at page 34 of the Definitive Proxy Statement directly under the heading Selected Transaction Analysis in the Opinion of Oppenheimer & Co. Inc.
Oppenheimer identified for consideration in its analysis precedent acquisitions of healthcare companies in the U.S. and the U.K. that Oppenheimer deemed to have certain characteristics that are similar to those of the Company and for which sufficient disclosure of financial terms was publicly available.
Each precedent transaction in the Selected Transactions Analysis was analyzed in a similar capacity.
The following disclosure supplements the discussion in the first paragraph at page 34 of the Definitive Proxy Statement under the Selected Transaction Analysis in the Opinion of Oppenheimer & Co. Inc.
The Company operates in the home health and social care industry. Despite being subject to a different regulatory scheme than the Company, Oppenheimer deemed these transactions to be comparable as there are similar macro market drivers in the U.S. and U.K. including similar aging demographics and government-supported care for the sick and elderly.
The following disclosure supplements the discussion in the last paragraph at page 35 of the Definitive Proxy Statement under Miscellaneous in the Opinion of Oppenheimer & Co. Inc.
The Company paid Oppenheimer a $150,000 retainer upon the execution of its initial engagement letter, and $500,000 upon the delivery of Oppenheimer’s fairness opinion, with the $2.15 million balance becoming due at the time of, and contingent upon, the consummation of the Merger.
The following disclosure supplements the discussion at page 37 of the Definitive Proxy Statement concerning Forecasts Provided to Oppenheimer under Certain Financial Information.
The five-year forecasts summarized herein were provided to Oppenheimer on July 20, 2011 and were the only forecasts relied upon by Oppenheimer in its analysis of the fairness of the transaction.

ADDITIONAL INFORMATION AND WHERE TO FIND IT
In connection with the proposed Merger, the Company filed the Definitive Proxy Statement and a form of proxy with the SEC on September 21, 2011 and the Definitive Proxy Statement and a form of proxy were mailed to the shareholders of record as of September 15, 2011, the record date fixed by the Company’s board of directors for the special meeting. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY BECAUSE THE DEFINITIVE PROXY STATEMENT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The Company’s shareholders will be able to obtain, free of charge, a copy of the Definitive Proxy Statement and other relevant documents filed with the SEC from the SEC’s web site at http://www.sec.gov. The Company’s shareholders will also be able to obtain, free of charge, a copy of the Definitive Proxy Statement and other relevant documents by directing a request by mail or telephone to Allied Healthcare International, Inc., Attn: Secretary, 245 Park Avenue, New York, New York 10167, telephone: (212) 750-0064, or from the Company’s website, http://www.alliedhealthcare.com.
PARTICIPANTS IN SOLICITATION
The Company and its officers, directors and certain other employees may be soliciting proxies from the Company’s shareholders in favor of the proposed Merger and may be deemed to be “participants in the solicitation” under the rules of the SEC. Information regarding the Company’s directors and executive officers is available in its proxy statement relating to its 2011 annual meeting of shareholders, which was filed with the SEC on May 3, 2011. Shareholders may obtain additional information regarding the direct or indirect interests, by security holdings or otherwise, of the participants in the solicitation, which interests may be different from those of shareholders generally, by reading the Definitive Proxy Statement, which was filed with the SEC on September 21, 2011 and other relevant documents regarding the Merger when filed with the SEC.